Exhibit 99.1

Trex Company First-Quarter Revenue Up 11%; 2004 Guidance Confirmed

    WINCHESTER, Va.--(BUSINESS WIRE)--April 20, 2004--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the first quarter ended March 31, 2004.
    Net sales for the first quarter of 2004 totaled $76.3 million compared to $68.7 million for the first quarter of 2003. Net income for the 2004 first quarter totaled $9.3 million, or $0.63 per diluted share, compared to $10.1 million, or $0.69 per diluted share, for the 2003 first quarter.
    Chairman and Chief Executive Officer Robert Matheny commented, "The year is off to a very strong start for Trex. Although our expanded 'early buy' program, which now runs through April rather than March, shifts sales from the first to the second quarter of 2004, we are extremely pleased with the company's performance to date. In fact, we exceeded our expectations for the first quarter and believe we are on track to achieve the $240-$245 million in net sales that we previously forecast for 2004, which would be an increase of 26%-28% over 2003's net sales.
    "As expected, our first-quarter 2004 earnings were impacted by increased brand-building activities and sales incentives related to the promotion of our new Trex Accents(TM) and Trex Origins(TM) decking products. We achieved our goal of bringing finished goods inventories down by approximately 38%, although lower production levels compared to last year's first quarter resulted in the unfavorable absorption of fixed manufacturing overhead. Again, we are ahead of our expectations and on target to achieve our previously announced net income guidance for 2004 of $1.75-$1.80 per diluted share, a 22%-26% increase over 2003's net income."
    Mr. Matheny continued, "We view the first four months of the year as the time to sell our product into distribution, with the ensuing months dedicated to 'pull through' efforts and restocking the distribution channel. Our distributors' response to our expanded early buy program and our textured Trex Accents(TM) product line has been excellent. Shipments of our new Trex Designer Series Railing(TM), a line of high-style railing components that match our deck boards, have begun to reach our dealers, and both our channel partners and contractors have responded very favorably to the new product. Our extensive brand building efforts are underway, with ad campaigns both in print publications and on television, and are helping Trex gain ever more recognition as the pre-eminent brand franchise in the decking and related outdoor products market.
    "In addition, our recent agreement with The Home Depot, the world's leading home improvement retailer, represents an exciting opportunity for Trex to expand the company's distribution channels and reach a whole new set of consumers and contractors, in the process dramatically accelerating the conversion from wood to composite decking. All in all, we expect 2004 to be a very successful year for our company."

    About Trex Company

    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States. In addition, in 2004, the Company's products will be available in a limited number of Home Depot stores.
    For more information on Trex(R) decking and railing products, visit www.trex.com. Trex(R), Trex Wood-Polymer(R), Trex Accents(TM), Trex Origins(TM) and Trex Designer Series Railing(TM) are trademarks of Trex Company, Inc., Winchester, Va.

    Note: The Company has scheduled a conference call to discuss first-quarter 2004 results for 11:00 a.m. ET on Wednesday, April 21. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. ET on April 21 until 11:59 p.m. ET on April
28. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #6540617.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



                          TREX COMPANY, INC.
            Condensed Consolidated Statements of Operations
            (In thousands, except share and per share data)
                              (Unaudited)

                                              Quarter Ended March 31,
                                                 2003        2004
                                              ----------- -----------

Net sales                                        $68,678     $76,257

Cost of sales                                     38,920      46,274
                                              ----------- -----------

Gross profit                                     $29,758     $29,983

Selling, general and administrative expenses      12,559      14,139
                                              ----------- -----------

Income (loss) from operations                     17,199      15,844

Interest expense,  net                              (913)       (974)
                                              ----------- -----------

Income (loss) before income taxes                 16,286      14,870

Income taxes                                       6,189       5,533
                                              ----------- -----------

Net income (loss)                                $10,097      $9,337
                                              =========== ===========

Diluted earnings per common share                  $0.69       $0.63
                                              =========== ===========


Weighted average diluted shares outstanding   14,624,823  14,751,621
                                              =========== ===========


                          TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                               31-Dec-03   31-Mar-04
                                              ----------- -----------
                                                          (unaudited)
ASSETS
Current  assets:
    Cash and cash equivalents                     $8,151     $22,516
    Trade accounts receivable                      5,829      31,869
    Inventories                                   45,950      30,270
    Prepaid expenses and other assets              1,899       1,334
    Deferred income taxes                          2,169       1,981
                                              ----------- -----------
            Total current  assets                 63,998      87,970
                                              ----------- -----------
Property, plant and equipment, net               138,062     136,702
Goodwill, net                                      6,837       6,837
Other  assets                                      1,558       1,429
                                              ----------- -----------
            Total assets                        $210,455    $232,938
                                              =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable and accrued
     expenses                                    $13,297     $21,616
    Income tax payable                               200       4,576
    Current portion long-term debt                   886         905
                                              ----------- -----------
            Total current liabilities             14,383      27,097
                                              ----------- -----------
    Deferred income taxes                         13,174      13,457
    Debt-related derivatives                       2,202       2,471
    Long-term debt, net of current portion        53,490      53,254
                                              ----------- -----------
            Total liabilities                     83,249      96,279
                                              ----------- -----------
Stockholders' equity:
    Preferred stock, $0.01 par value,
     3,000,000 shares authorized; none issued
     and outstanding                                  --          --
    Common stock, $0.01 par value, 40,000,000
     shares authorized; 14,702,231 and
     14,708,733 shares issued and outstanding
     at December 31, 2003 and March 31, 2004         147         147
    Additional paid-in capital                    55,889      56,032
    Deferred compensation                         (1,829)     (1,687)
    Accumulated other comprehensive loss          (1,387)     (1,556)
    Retained earnings                             74,386      83,723
                                              ----------- -----------
             Total stockholders' equity          127,206     136,659
                                              ----------- -----------
             Total liabilities and
              stockholders' equity              $210,455    $232,938
                                              =========== ===========


                          TREX COMPANY, INC.
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)

                                              Quarter Ended March 31,
                                                 2003        2004
                                              ----------- -----------
OPERATING ACTIVITIES
Net income                                       $10,097      $9,337
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation                                       3,043       3,324
Other non-cash charges                             1,062         860
Changes in operating assets and liabilities        2,671       3,267
                                              ----------- -----------

Net cash provided by operating activities        $16,873     $16,788
                                              ----------- -----------

INVESTING ACTIVITIES                             ($3,239)    ($2,351)
                                              ----------- -----------

FINANCING ACTIVITIES                              $5,113        ($72)
                                              ----------- -----------

Net increase (decrease) in cash and cash
 equivalents                                     $18,747     $14,365
Cash and cash equivalents at beginning of
 period                                          $14,893      $8,151
                                              ----------- -----------

Cash and cash equivalents at end of period       $33,640     $22,516
                                              =========== ===========


    CONTACT: Trex Company, Inc.
             Robert G. Matheny, 540-542-6300
             Chairman and CEO
             or
             Lippert/Heilshorn & Associates
             Harriet Fried, 212-838-3777